Exhibit 10

CONSULTING AGREEMENT

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company, its subsidiaries, parents and affiliates (“Allstate”), on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, and all other persons, firms, associations and corporations jointly or severally liable with it, and Judith P. Greffin (“Ms. Greffin”) presently an employee of Allstate, who plans to retire effective March 31, 2016, Allstate and Ms. Greffin together referred to as the “Parties”, do hereby enter into this Consulting Agreement (“Agreement”) and do hereby mutually covenant and agree as follows:

1.                                    Effective as of the close of business on March 31, 2016, Ms. Greffin’s employment with Allstate shall fully terminate. Ms. Greffin shall be entitled to compensation and employment-related benefits through and including March 31, 2016, paid time off earned but not taken as of March 31, 2016 and, following March 31, 2016, benefits consistent with the current Allstate retirement plan as detailed on the “Retirement Summary” provided to Ms. Greffin by Allstate.  Following March 31, 2016, Ms. Greffin shall not be entitled to additional employment-related compensation, severance, long term disability coverage, salary, wage, bonus, equity or other grants, paid time off or other form of remuneration or consideration except as hereinafter set forth in Paragraph 3 of this Agreement.

Effective April 1, 2016 and for a period of one year, Ms. Greffin agrees to provide consulting services to Allstate on investment related issues that may arise during the one year period.  Such consulting services shall be scheduled by the Parties with reasonable notice subject to Ms. Greffin’s schedule.

2.           Nothing in this Agreement may be read to alter or amend any terms or conditions of Ms. Greffin’s employment with Allstate other than those specified in this Agreement. All other employment policies continue in effect with regard to Ms. Greffin’s employment through March 31, 2016.

3.           Allstate shall pay to Ms. Greffin the lump sum amount of $735,000.00 (Seven Hundred Thirty-Five Thousand and 00/100 Dollars) subject to federal, state, FICA, and other applicable tax deductions, on or before April 15, 2016. Without limiting the effect of any other provision of this Agreement, this payment shall not restrict Ms. Greffin’s right to seek employment apart from Allstate, or its subsidiaries, or to accept such employment.  Allstate represents that such lump sum payment fully complies with Section 409A of the Internal Revenue Code and further agrees to ensure that all amounts paid to Ms. Greffin under this Agreement will not be subject to any tax (including interest and penalties) under Section 409A.

4.           Should Ms. Greffin die after the effective date of this agreement but on or before payment has been made pursuant to this Agreement, any unpaid amount shall be paid in a lump sum to Ms. Greffin’s estate.

5.           Any stock options awarded to Ms. Greffin and scheduled to vest shall vest subject to the terms of her respective Option Award Agreement(s). Any restricted stock units awarded to Ms. Greffin and scheduled to unrestrict shall unrestrict subject to the terms of her respective Restricted Stock Unit Award Agreement(s).

6.           Ms. Greffin shall not remain eligible to receive any cash bonus that may otherwise have been awarded to her in accordance with the terms of The Allstate Corporation Annual Executive Incentive Plan or any other cash incentive plan for the 2016 performance year, which bonus, if paid, would have been payable by March 15, 2017.

7.           Ms. Greffin has held a position of trust and confidence with Allstate and possesses and has had access to highly valuable, confidential and/or proprietary information (“Confidential Information”). This term shall be interpreted broadly to include all information of any sort (whether merely remembered or embodied in a tangible medium) that: (i) is related to Allstate’s business; and (ii) is not generally or publicly known. It includes, without limitation, customer, agent, and supplier information; sales, financial, business, and new product development plans; information about Allstate software, hardware and other technologies, trade secrets, financial results, strategies, copyrights, data files, and other proprietary information, regardless of media or form. Ms. Greffin agrees that such Confidential Information is the property of Allstate. Ms. Greffin shall make a good faith effort to return all company property to Allstate on or before March 31, 2016. Ms. Greffin shall not (i) disclose, cause or permit disclosure of the Confidential Information nor (ii) make any use of the Confidential Information for herself or others except as required by law or approved in writing by Allstate and shall notify Allstate promptly should she become aware of any unauthorized disclosure of such information.  In addition, Ms. Greffin acknowledges and confirms her ongoing obligation to promptly disclose to Allstate any ideas, inventions, discoveries, improvements, methods of doing business, processes, products, information, software, trademarks, or trade secrets that were conceived, developed or reduced to practice by Ms. Greffin, either solely or jointly with others, at any point during her Allstate employment, whether or not they are patentable, copyrightable or subject to trademark or trade secret protection (“Allstate Developments”). All Allstate Developments shall be the sole and exclusive property of Allstate, and Ms. Greffin agrees to assign and does hereby assign them to Allstate. Each copyrightable Allstate Development prepared in whole or part by Ms. Greffin with the scope of her employment with Allstate shall either be deemed a “work made for hire” under the copyright laws, and Allstate shall own the entire copyright in each such copyrightable Allstate Development or, if not deemed a “work made for hire,” she agrees to assign and does hereby assign such Allstate Developments to Allstate. At Allstate’s expense, Ms. Greffin will cooperate fully with Allstate in patenting, registering, maintaining, enforcing, and defending such Allstate Developments. Allstate shall own any records made by Ms. Greffin relating to Allstate Developments or the creation thereof.

The parties to this Agreement recognize that irreparable harm would result from any breach by Ms. Greffin of any of the covenants contained in this Paragraph 7 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in the event of a breach or threatened breach of any of the covenants contained in this Paragraph 7, Ms. Greffin acknowledges and agrees that Allstate shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of such covenants (without posting a bond or other security). Moreover, Ms. Greffin acknowledges and agrees that any award of injunctive relief shall not preclude Allstate from seeking or recovering any lawful compensatory damages which may have resulted from a breach of any of the covenants contained in Paragraph 7.

8.           Allstate shall provide employment references in accordance with Allstate policy governing the same, provided that Ms. Greffin directs all requests for such references to Harriet Harty, Executive Vice President, Human Resources at Allstate’s Home Office (“Ms. Harty”).

9.                                    Ms. Greffin for herself, her heirs, representatives, administrators, and assigns does hereby release and forever discharge Allstate, its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it, of and from any and all claims, demands, actions and causes of action, whether presently known or unknown, arising from, or in any way related to, Ms. Greffin’s employment with Allstate and the termination of it. This release applies to all claims, demands, actions, and causes of action whether presently known or unknown, existing at the time this Agreement is executed, including, but not limited to, such rights and claims Ms. Greffin has or may have under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981, et seq., the Americans with Disabilities Act, 42 U.S.C. § 1201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq.; the Family Medical Leave Act, 29 U.S.C. §2601 et seq.; Federal Executive Order 11246; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §201 et seq.; the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Pregnancy Discrimination Act, 42 U.S.C. §2000 et seq.; the Whistleblower Protection Statutes, 10 U.S.C.

§2409, 12 U.S.C. §1831j, 31 U.S.C. §5328, 41 U.S.C. §265; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act; and/or any other similar federal, state or local statute, law, ordinance, regulation or order.

Nothing in this Agreement shall prohibit Ms. Greffin from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation, without prior authorization from or notice to Allstate.

10.         In addition to the foregoing, Ms. Greffin does hereby expressly waive any and all rights or claims which she has or may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) or any similar law or rule of any other jurisdiction, to the full extent that she may waive such rights and claims pertaining to the matters released in this Agreement. The Age Discrimination in Employment Act of 1967 provides, in pertinent part, as follows:

It shall be unlawful for an employer--

(1)                              to fail or refuse to hire or to discharge any individual or otherwise discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual’s age;

(2)                              to limit, segregate, or classify his employees in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect his status as an employee, because of such individual’s age; or

(3) to reduce the wage rate of any employee in order to comply with this chapter.

29 U.S.C. § 623(a).

11.         Further, Ms. Greffin releases and forever discharges, Allstate from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity, up to the date that Ms. Greffin executes this Agreement. Ms. Greffin further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever, against Allstate with any federal, state, or local court with regard to any claim or cause of action which she has or may have had, known or unknown, arising prior to the date of her execution of this Agreement, that is subject to Ms. Greffin’s release of claims, except as provided in Paragraph 15 of this Agreement.  However, Ms. Greffin expressly does not release, and no provision of this Agreement shall be construed to release, any claims (i) to enforce the terms of this Agreement, (ii) to indemnification for any acts as an officer and employee of Allstate or any of its subsidiaries, parents and affiliates in accordance with the bylaws and the policies and procedures of Allstate in effect as of March 31, 2016, (iii) for Ms. Greffin and her eligible beneficiaries, to assert claims under any existing welfare, retirement or other fringe benefit plan of Allstate in which Ms. Greffin and her dependents were participants as of the date of her execution of this Agreement, and (iv) to assert claims which arise after the date of Ms. Greffin’s execution of this Agreement.

12.         Allstate, its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it, do hereby release and forever discharge Ms. Greffin, her heirs, representatives, administrators, and assigns, of and from any and all claims, demands, actions and causes of action, whether presently known or unknown, arising from, or in any way related to, Ms. Greffin’s employment with Allstate and the termination of it. This release applies to all claims, demands, actions, and causes of action whether presently known or unknown, existing at the time this Agreement is executed by Allstate.

13.         Further, Allstate releases and forever discharges Ms. Greffin from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity, up to the date that this Agreement is executed by Allstate. Allstate further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever, against Ms. Greffin with any federal, state, or local court with regard to any claim or cause of action which it has or may have had, known or unknown, arising prior to the date of Allstate’s execution of this Agreement, that is subject to Allstate’s release of claims.

14.                            The parties agree that Ms. Greffin will not encourage or assist any employee of Allstate and/or other person(s) or entity(ies) in litigating claims or filing administrative charges against Allstate, and/or those released in this Agreement unless required to provide testimony or documents pursuant to a lawful subpoena or as otherwise required by law. Nothing in this Paragraph shall be interpreted as interfering with Ms. Greffin’s right to participate in or cooperate with an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency.  The Parties expressly acknowledge that this provision shall not apply to any actions taken or statements made by Ms. Greffin in compliance with the terms of Paragraph 17 herein.

15.                            Ms. Greffin further understands that Allstate reserves the right to set off the sums paid to her by Allstate as consideration for this Agreement against any recovery received by Ms. Greffin in the event she pursues any action, proceeding, complaint, or charge, as proscribed in Paragraphs 9-11. However, nothing in this Agreement shall be interpreted as interfering with the protected right of an employee to file a charge with the EEOC or participate in or cooperate with an investigation or proceeding conducted by the EEOC. Ms. Greffin is, however, waiving the right to recover any money in connection with such a charge or investigation. In addition, nothing contained in this paragraph shall prevent Ms. Greffin from enforcing the terms of this Agreement.

16.                            Ms. Greffin covenants and agrees to provide written notice of any subpoena, notice or command to Susan L. Lees, or her successor as General Counsel, at Allstate Insurance Company, 2775 Sanders Road, Suite F-7, Northbrook, IL 60062. Ms. Greffin shall provide said notice by FedEx or similar overnight service, within three (3) business days of her receipt of the subpoena, notice, request for information or other command.

17.         Ms. Greffin agrees to make herself available, subject to her business schedule, to reasonably cooperate with Allstate in any Allstate internal investigation or administrative, regulatory, or judicial proceeding in which she is or may be a witness. Such cooperation by Ms. Greffin is understood to include, but not be limited to, making herself available to Allstate upon reasonable notice, subject to her business schedule, for interviews and factual investigations, appearing at Allstate’s reasonable request for the purpose of giving testimony pursuant to a subpoena or other legal process, volunteering to Allstate pertinent information, and turning over to Allstate all relevant documents which are or may in the future come into Ms. Greffin’s possession. In the event that Allstate asks for Ms. Greffin’s cooperation in accordance with this paragraph, Allstate agrees promptly to compensate Ms. Greffin for her time at an hourly rate equivalent to her Allstate salary rate in effect as of March 31, 2016 and promptly to reimburse Ms. Greffin for reasonable expenses, including transportation, lodging and meals, upon submission of receipts to Allstate for such expenses.  Nothing herein shall be construed to require anything other than truthful testimony by Ms. Greffin.  The Parties agree that any actions taken or statements made by Ms. Greffin pursuant to this provision shall not constitute or be construed as a violation of Paragraphs 14 or 22 of this Agreement.

18.         Ms. Greffin agrees not to solicit for employment any then current Allstate employee or then current Allstate exclusive agent for a period of twelve (12) months from March 31, 2016.

19.                            Allstate agrees that if Ms. Greffin is made a party to, or is threatened to be made a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of or relating to her employment or service as a director, officer and/or employee of Allstate or its affiliates or her service at Allstate’s request as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding relates in any way to allegations that Ms. Greffin acted in an official Allstate capacity, Allstate shall indemnify Ms. Greffin to the fullest extent legally permitted by Allstate’s bylaws in effect as of March 31, 2016, against all expenses and liabilities (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Ms. Greffin in connection therewith.  Allstate shall advance to Ms. Greffin all reasonable expenses incurred by her in conjunction with a Proceeding in accordance with the procedure provided in Allstate’s bylaws.

20.                            Allstate and Ms. Greffin agree that Ms. Greffin may revoke this Agreement if, within seven (7) calendar days from the date this Agreement is executed, Ms. Greffin provides written notice to Harriet Harty, Executive Vice President, Human Resources, 2775 Sanders Road, Suite F8, Northbrook, IL 60062 of her intention to revoke the Agreement. Accordingly, this Agreement shall not become effective or enforceable until seven (7) calendar days have passed after its execution.

21.         Ms. Greffin and Allstate further warrant and acknowledge that Ms. Greffin was given twenty-one (21) calendar days, from the date this Agreement was presented to her in which to consider this Agreement prior to its execution. It is further acknowledged that Ms. Greffin was advised in writing to consult with an attorney prior to executing this Agreement. Ms. Greffin and Allstate further warrant and acknowledge that they have each read, reviewed, and fully considered the terms of this Agreement, have made such investigation of the facts pertinent hereto as each deems necessary and appropriate, and fully understand the terms and effect of this Agreement and execute it freely of their own accord. Ms. Greffin and Allstate hereby acknowledge that the terms of this Agreement are contractual, and not a mere recital, and are the result of mutual consent to, and understanding of, the terms of this Agreement. This Agreement contains the entire agreement between the parties, and each acknowledges that there are no other agreements or understandings between them except as expressly provided for herein. This Agreement is to be governed by the law of the State of Illinois.

22.                            At no time shall Ms. Greffin make any remarks disparaging the conduct or character of Allstate, or any of its respective subsidiaries, affiliates, agents, attorneys, managers, employees, officers, directors, successors, or assigns, except for communication that may be required under Paragraphs 9, 14 and 17 of this Agreement. Ms. Greffin agrees and promises that she will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Allstate, her employment with Allstate, or her retirement from Allstate, except for communication that may be required under Paragraphs 9, 14 or 17 of this Agreement. Ms. Greffin further agrees that should she violate this provision, Allstate shall have the right to pursue any and all legal and equitable remedies which may be available to it.

23.                            No member of the Allstate Nondisparagement Group, defined as (i) all Allstate corporate entities and (ii) all employees of Allstate Insurance Company who are members of Allstate’s Operating Committee and Ms. Harty, shall make any remarks disparaging the conduct or character of Ms. Greffin.  All members of the Allstate Nondisparagement Group agree and promise that they will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Ms. Greffin, her employment with Allstate, or her retirement from Allstate.  All members of the Allstate Nondisparagement Group further agree that should they violate this provision, Ms. Greffin shall have the right to pursue any and all legal and equitable remedies which may be available to her against Allstate and the members of the Allstate Nondisparagement Group.

24.                            Ms. Greffin and Allstate agree and understand that should any provision, term or condition of this Agreement be declared illegal, void or unenforceable, it shall be severed. The remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Ms. Greffin and Allstate.

25.                            Ms. Greffin and Allstate hereby agree and understand that this Agreement contains the complete and entire agreement between Ms. Greffin and Allstate concerning the terms, provisions and conditions of this Agreement. Ms. Greffin and Allstate further agree and understand that the terms, provisions and conditions of this Agreement may not be altered or modified except by a subsequent writing signed by Ms. Greffin and a duly authorized agent of Allstate.

26.                            This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, administrators, representatives, executors, successors and assigns

27.                            This Agreement may be executed in two (2) or more counterparts and such counterparts shall constitute one and the same instrument.  Signatures delivered by email shall be deemed effective for all purposes to the extent permitted under applicable law.

I HAVE READ THIS CONSULTING AGREEMENT AND RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 10th day of March, 2016.

/s/ Judith P. Greffin
Judith P. Greffin

March 10, 2016
Date

ALLSTATE INSURANCE COMPANY

By:	/s/ Harriet K. Harty

Date: March 10, 2016